Exhibit 10.2

FIFTH AMENDMENT

TO

TERMINALING SERVICES AGREEMENT — FLORIDA AND MIDWEST

THIS FIFTH AMENDMENT TO TERMINALING SERVICES AGREEMENT — FLORIDA AND MIDWEST (this “Fifth Amendment”) dated as of July 16, 2013 (the “Effective Date”) is entered into by and between TransMontaigne Partners L.P. on behalf of itself and its Affiliates (“Owner”) and Morgan Stanley Capital Group Inc. (“Customer”), each sometimes referred to herein each as a “Party” and, collectively, as the “Parties.”

R E C I T A L S:

A.            Owner and Customer have previously entered into the Terminaling Services Agreement — Florida and Midwest, dated as of June 1, 2007, as amended by the First Amendment to Terminaling Services Agreement — Florida and Midwest, dated as of March 28, 2008, the Second Amendment to Terminaling Services Agreement — Florida and Midwest, dated as of December 19, 2008, the Third Amendment to Terminaling Services Agreement — Florida and Midwest, dated as of June 11, 2009 and the Fourth Amendment to Terminaling Services Agreement — Florida and Midwest, dated as of November 7, 2011  (collectively, the “Original TSA”).

B.            Owner and Customer desire to amend the Original TSA in certain respects.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1          Defined Terms.  Capitalized terms and references used but not otherwise defined in this Fifth Amendment have the respective meanings given to such terms in the Original TSA.

1.2          Headings.  All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Fifth Amendment.

1.3          References.  Each reference in the Original TSA to “this Agreement”, “herein” or words of like import referring to such Original TSA shall mean and be a reference to the Original TSA, as amended by this Fifth Amendment, and “thereunder”, “thereof” or words of like import shall mean and be a reference to the Original TSA, as amended by this Fifth Amendment.  Any notices, requests, certificates and other documents executed and delivered on or after the date hereof may refer to the Original TSA without making specific reference to this Fifth Amendment, but nevertheless all such references shall mean the Original TSA as amended by this Fifth Amendment.

ARTICLE 2

AMENDMENT TO AGREEMENT

2.1          Section 1 of the Original TSA is amended by adding the following definitions in the appropriate alphabetical order:

 “Florida Bunker Tanks” means, the following Tanks located at each of the Terminals noted below:

Cape Canaveral:   Tank Numbers 1, 7

Fisher Island:   Tank Numbers 101, 102, 103, 104, 105, 106, 107, 108, 112, 115

Port Everglades North: Tank Numbers 201, 202, 204, 205, 206, 241, 242, 243, 244

Port Manatee:  Tank Numbers 402, 408, 409”

“Omnibus Agreement” means the Amended and Restated Omnibus Agreement dated as of December 31, 2007, but effective for all purposes as of January 1, 2008, by and among TransMontaigne Inc., TransMontaigne GP L.L.C., TransMontaigne Operating GP L.L.C., TransMontaigne Operating Company L.P., and Owner (as may be amended from time to time).”

2.2          Section 12 of the Original TSA shall be deleted in its entirety and replaced with the following:

“SECTION 12.    ASSIGNMENT.

12.1        This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each Party.  Neither Party shall transfer or assign, hypothecate, pledge, encumber or mortgage this Agreement or its rights or interests hereunder, in whole or in part, or delegate its obligations hereunder, in whole or in part, without the prior written consent of the other Party, unless such transfer or assignment is to an Affiliate, in which case no consent shall be required (but in which case the Party assigning to its Affiliate shall give notice to the other Party).  Notwithstanding the foregoing, Owner may assign or transfer this Agreement, in whole or in part, to a Third Party that purchases the Tanks or the Terminals from Owner so long as (a) such assignment would not reasonably be expected to materially impair the services to be provided under this Agreement and (b) Owner gives written notice to Customer of such assignment or transfer.

12.2        Notwithstanding Section 12.1, Customer may assign or transfer this Agreement, in whole or in part, to a Third Party with an equal or better corporate credit rating than Customer, but in no event less than BBB/Baa (or the investment grade equivalent as designated by Moody’s Investor Services, Inc., Standard & Poor’s Ratings Group or Fitch Ratings) absent Owner’s prior written consent (but with prior written notice to Owner).  If Customer desires to assign or transfer all or a portion of its rights under this Agreement to a Third Party with a credit rating lower than BBB/Baa, then Owner may, in its sole discretion, condition its consent to such assignment or transfer on Customer providing a performance guarantee, in form and substance reasonably acceptable to Owner, securing the Third Party’s obligations under this Agreement for the remainder of the Term.

                12.3        Any attempt to assign, hypothecate, pledge, encumber or mortgage this Agreement by either Party in violation of this Section 12 shall be null and void.  The consent by Owner to any assignment, hypothecation, pledge, encumbrance, or mortgage of this Agreement at the request of Customer shall not constitute a waiver of Owner’s right to withhold its consent to any other or further assignment, hypothecation, pledge, encumbrance or mortgage of this Agreement.  The absolute and unconditional prohibitions contained in this Section 12 and Customer’s agreement to them are material inducements to Owner to enter into this Agreement and any breach thereof will constitute an event of default hereunder permitting Owner to exercise all remedies provided for in this Agreement or by Applicable Law.”

2.3          A new Section 23 shall be added to the Original TSA to read in its entirety as follows:

“SECTION 23.  WAIVER OF RIGHTS OF FIRST REFUSAL.

23.1        On May 31, 2014, Customer’s right of first refusal set forth in Section 8 of Attachment “A” will automatically terminate as to the Florida Bunker Tanks and the Midwest Terminals, such that Customer will not have any right to match any Third Party offer with respect to the Florida Bunker Tanks or the Midwest Terminals.  Additionally, if Customer exercises its termination right either under Section 7.A(i) or Section 7.A(ii) of Attachment “A”, then Customer’s right of first refusal set forth in Section 8 of Attachment “A” will automatically terminate (i) as to all of the Terminals if Customer elects to terminate this Agreement in its entirety pursuant to Section 7.A(i), such that Customer will not have any right to match any Third Party offer with respect to any of the Terminals, or (ii) only as to the Florida Terminal(s) that Customer elects to terminate pursuant to Section 7.A(ii), such that Customer will not have any right to match any Third Party offer with respect to the Customer-terminated Florida Terminal(s).

23.2        TransMontaigne Inc. hereby acknowledges and agrees that all of the rights of first refusal set forth in Article IV of the Omnibus Agreement with respect to the Florida Bunker Tanks and the Midwest Terminals will automatically terminate on May 31, 2014.  TransMontaigne Inc. hereby further acknowledges and agrees that, if Customer exercises its termination right either under Section 7.A(i) or Section 7.A(ii) of Attachment “A”, then all of the rights of first refusal set forth in Article IV of the Omnibus Agreement with respect to all of the Terminals (if Customer elects to terminate pursuant to Section 7.A(i)) or with respect to the Customer-terminated Florida Terminal(s) (if Customer elects to terminate pursuant to Section 7.A(ii)), as applicable, will automatically terminate on the effective date of such termination by Customer.  TransMontaigne Inc. hereby represents and warrants that this Section 23.2 and Section 23.3 constitute legal, valid, binding and enforceable obligations, enforceable against it in accordance with their terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

23.3        THIS SECTION 23 SHALL SURVIVE TERMINATION OF THIS AGREEMENT.”

2.4          Section 7 of Attachment “A” shall be deleted in its entirety and replaced with the following:

“7.           TERM:

A.            This Agreement shall commence on the Effective Date and will terminate with respect to the Florida Bunker Tanks and the Midwest Terminals on May 31, 2014, following which the Minimum Monthly Commitment and the Minimum Annual Throughput Commitment shall be reduced to reflect the removal of such Tanks and Terminals.  The remainder of this Agreement (i.e., absent the Florida Bunker Tanks and the Midwest Terminals) shall continue in effect through January 31, 2015 (the “Initial Term”) after which this Agreement shall continue (the “Renewal Term”) unless and until Customer provides Owner at least eighteen (18) Months’ notice of

Customer’s intent to (i) terminate this Agreement in its entirety, or (ii) terminate this Agreement with respect to one or more of the Florida Terminals (provided that Customer must terminate this Agreement with respect to all, but not less than all, of the services and Tanks at the Florida Terminal(s) to be terminated).  The Initial Term and the Renewal Term shall be deemed, collectively, the “Term” of this Agreement.

B.            If Customer elects to terminate one or more of the Florida Terminals from this Agreement pursuant to Section 7.A(ii) above, then (i) the Minimum Monthly Commitment and Minimum Annual Throughput Commitment shall be reduced to reflect the removal of the Tanks associated with such terminated Florida Terminal(s), and (ii) Owner shall have the option, exercisable for the Term, to terminate the remainder of this Agreement on at least eighteen (18) Months’ notice to Customer.

C.            At any time prior to May 31, 2014, Owner shall have the right, upon not less than forty-five (45) days’ notice to Customer to terminate and remove from this Agreement (i) all of the Florida Bunker Tanks, or (ii) both of the Midwest Terminals, but only if a replacement customer agrees to either (1) assume all of Customer’s term sales and related logistics contracts through May 31, 2014 at the Terminal locations of the removed Florida Bunker Tanks or the removed Midwest Terminals (as applicable), or (2) supply Customer with Product to fulfill Customer’s existing term sales and related logistics contracts at the Terminal locations of the removed Florida Bunker Tanks or the removed Midwest Terminals (as applicable) until the expiration of Customer’s longest existing term sales contracts, not to extend beyond May 31, 2014.

D.            Notwithstanding anything herein to the contrary, Owner may terminate this Agreement effective at any time after July 31, 2023, provided that Owner provides Customer at least eighteen (18) Months’ notice of Owner’s intent to terminate this Agreement.”

2.5          A new Section 11 to Attachment “A” shall be added to the Original TSA to read in its entirety as follows:

“11.        THIRD PARTY UTILIZATION OF FLORIDA BUNKER TANKS OR MIDWEST TERMINALS:   In the event that Owner exercises its right under Section 7.C of Attachment “A” to terminate all of the Florida Bunker Tanks or the Midwest Terminals prior to May 31, 2014 and thereafter enters into one or more terminaling services agreements with a Third Party for the use such terminated Florida Bunker Tanks or Midwest Terminals, Owner and Customer agree that if (i) the aggregate minimum monthly throughput commitment amount charged to such Third Party exceeds the Minimum Monthly Commitment Amount previously charged to Customer under this Agreement for such Florida Bunker Tanks or Midwest Terminals, then Owner agrees to credit Customer with an amount equal to one hundred (100) percent of such excess fees received from the Third Party until May 31, 2014, such payment to be credited to Customer’s account, or (ii) the aggregate minimum monthly throughput commitment amount charged to such Third Party is less than the Minimum Monthly Commitment Amount previously charged to Customer under this Agreement for such Florida Bunker Tanks or Midwest Terminals, then Customer agrees to pay to Owner an amount equal to fifty (50) percent of such decrease in the Minimum Monthly Commitment Amount until May 31, 2014, such payment to be charged to Customer’s account.”

2.6          The following provision shall be added after the current last paragraph of Section I of Attachment “A-1” of the Original TSA to read as follows:

“For sake of clarity, commencing on July 31, 2013 until May 31, 2014, the 62,000,000 Minimum Annual Throughput Commitment (Barrels) applicable to the Florida Terminals will be allocated as follows:

Florida Bunker Tanks:  22,258,000 Barrels

Florida Terminals (excluding the Florida Bunker Tanks):  39,742,000 Barrels

For the avoidance of doubt, the foregoing allocation will not have any impact on the Throughput Fee applicable to the Florida Terminals, as set forth in the table above.”

2.7          A new Section IV to Attachment “A-1” shall be added to the Original TSA to read in its entirety as follows:

“IV.  CPI-U Adjustment.  Following the Initial Term, the Throughput Fee set forth in Section I of Attachment “A-1”, the Excess Throughput Fee set forth in Section II of Attachment “A-1” and the Other Fees and Charges set forth in Attachment “A-2” will be increased, effective on the first day of each Contract Year of the Renewal Term, based upon annual changes in the United States Consumer Price Index — All Urban Consumers, U.S. City Average, Not Seasonally Adjusted (“CPI-U”) utilizing the previous November as the base month for the CPI-U.  The rates set forth in this Agreement would be escalated for the first Contract Year of the Renewal Term based upon the percentage increase in the CPI-U between that published for November 2013 and that published for November 2014.  If the United States Government materially changes the manner of computing the CPI-U or ceases to publish the CPI-U at any time during the Term of this Agreement, the Parties will negotiate in good faith to agree upon a substitute index or methods of computing the index for purposes of escalating the fees and charges under this Agreement.”

ARTICLE 3

MISCELLANEOUS

3.1          Effective Date.  This Fifth Amendment shall be effective as of Effective Date.

3.2          Scope of Fifth Amendment.  The Original TSA is amended only as expressly modified by this Fifth Amendment.  Except as expressly modified by this Fifth Amendment, the terms of the Original TSA remain unchanged, and the Original TSA is hereby ratified and confirmed by the Parties in all respects.  In the event of any inconsistency between the terms of the Original TSA and this Fifth Amendment, this Fifth Amendment shall prevail to the extent of such inconsistency.

3.3          Representations and Warranties.  Each Party represents and warrants that this Fifth Amendment has been duly authorized, executed and delivered by it and that each of this Fifth Amendment and the Original TSA constitutes its legal, valid, binding and enforceable obligation, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

3.4          No Waiver.  Except as expressly provided herein, the execution and delivery of this Fifth Amendment shall not be deemed or construed to (i) constitute an extension, modification or waiver of any term or condition of the Original TSA, (ii) give rise to any obligation on the part of any Party to extend, modify or waive any term or condition of the Original TSA, or (iii) be a waiver by any Party of any of its rights under the Original TSA, at law or in equity.

3.5          Reaffirmation.  Each Party hereby reaffirms each and every representation, warranty, covenant, condition, obligation and provision set forth in the Original TSA, as modified hereby.

3.6          Choice of Law.  This Fifth Amendment shall be subject to and governed by the laws of the State of New York, excluding any conflicts of law, rule or principle that might refer to the construction or interpretation of this Fifth Amendment to the laws of another state.

3.7          Jurisdiction.  Each Party hereby submits to the exclusive jurisdiction of any state court of Delaware located in Wilmington, Delaware (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the most recent designated address.  Each Party hereby irrevocably waives to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.

3.8          Waiver by Jury Trial.  Each Party further waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any proceedings relating to this Fifth Amendment.

3.9          Severability.  If any Article, Section or provision of this Fifth Amendment shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Fifth Amendment and the remaining portions of this Fifth Amendment shall remain in full force and effect.

3.10        Counterparts; Facsimile Signatures.  This Fifth Amendment may be executed by the Parties and TransMontaigne Inc. (only as to Section 2.3 hereof) in separate counterparts and delivered by electronic or facsimile transmission or otherwise and all such counterparts shall together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Fifth Amendment as of the Effective Date.

MORGAN STANLEY CAPITAL GROUP INC.

By:	/s/ Martin Mitchell
Name:	Martin Mitchell
Title:	Authorized Signatory

TRANSMONTAIGNE PARTNERS L.P.
By: TransMontaigne GP L.L.C., its general partner

By:	/s/ Charles L. Dunlap
Name:	Charles L. Dunlap
Title:	Chief Executive Officer

Executed in respect of Section 2.3 only:

TRANSMONTAIGNE INC.

By:	/s/ Frederick W. Boutin
Name:	Frederick W. Boutin
Title:	Executive Vice President

Signature Page to Fifth Amendment to Florida - Midwest TSA